                                                                     EXHIBIT 7.3
                             RIGHT OF FIRST REFUSAL
                             ----------------------


         This Agreement made and entered in as of May 27, 1998, by Felix A. Oeri, individually, and Oeri Finance, Inc. ("Oeri Finance") (collectively, Felix
A. Oeri and Oeri Finance shall be referred to herein as "Oeri") and 3421643 CANADA INC., ("The Bier Group"), and Third Capital Partners, LLC, ("Third Capital"). (The Bier Group and Third Capital shall be referred to collectively as the "Stockholders").

         WHEREAS, the Stockholders have agreed to purchase certain securities issued by J. B. Oxford Holdings, Inc. (the "Corporation") from Oeri as more fully described in the Purchase Agreement dated as of May 21, 1998 ("Purchase Agreement"), and the covenants of Oeri as set forth in this Agreement are a material inducement for Stockholders entering into such Purchase Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt which is hereby acknowledged, the parties hereto agree as follows:

         1. OUTSTANDING COMMON STOCK. After taking account of all purchases described in the Purchase Agreement, Oeri hereby agrees that it shall own 2,420,419 shares of common stock of the Corporation.

         2. VOTING RIGHTS. All shares of the Corporation's common stock now owned or hereafter acquired by Oeri shall be subject to the terms of the Irrevocable Proxy attached hereto as Exhibit A, which shall be executed by Oeri simultaneously with the execution hereof. Christopher L. Jarratt shall have the right to exercise in person or by their nominee or proxy all voting rights with respect to the common stock subject to this Agreement relating to the right to vote and to take part in or consent to any corporate or stockholders' action.

         3. RIGHT OF FIRST REFUSAL. Oeri hereby grants to each of the Stockholders, on a pro rata basis, a right of first refusal to purchase any securities issued by the Corporation (the "Securities") which Oeri desires to sell or transfer on the terms and conditions described below. In the event that none of the Stockholders elect to exercise their rights of first refusal, the Corporation, upon the direction of its Board of Directors, shall have the right of first refusal for the rights granted to the Stockholders which are not exercised pursuant to the provisions of this Section 3.




                               Page 21 of 28 Pages

           a. In the event that Oeri shall receive a Bona Fide Offer, as herein defined, from a third party (the "Proposed Assignee") to purchase any of its Securities and is willing to accept such Bona Fide Offer, Oeri shall promptly send written notice (the "Notice") to the Corporation and each Stockholder offering to sell its Securities to the respective Stockholders at the same price and upon the same terms and conditions that are contained in the Bona Fide Offer. The Notice shall contain a true and complete copy of the Bona Fide Offer, setting forth the price and all terms and conditions with the names, addresses (both home and office) and businesses or other occupations of the Proposed Assignee. (In the event such sale relates is to be an open market sale, such notice shall specify the number of shares to be sold, the price at which Oeri will sell the shares to the open market and specify that such sale will be completed within 45 days after the expiration of this right of First Refusal.)

           b. As used herein, the term "Bona Fide Offer" shall mean an offer in writing, signed by the Proposed Assignee (who must be a person or persons financially capable of carrying out the terms of such Bona Fide Offer), in a form legally enforceable against such Proposed Assignee.

           c. Whenever, under this Agreement, a Bona Fide Offer to purchase the Securities has been received, and written notice thereof has been sent to the Corporation and the Stockholders by the Oeri, the following procedure shall be complied with:

               (1) For a period of thirty (30) days from receipt of the Notice, each Stockholder shall have the option to purchase the securities of Oeri on a pro rata basis based upon each Stockholders then current ownership of securities issued by the Corporation. Such option to be exercised by written notice to Oeri and all the Stockholders. If no Stockholder elects to exercise any right of first refusal, the Corporation shall then have a ten (10) day period to exercise any rights of first refusal not otherwise elected by the Stockholders. Notwithstanding the foregoing, the Stockholder shall have only seven (7) days, and the Company shall have only three (3) days thereafter, in which to exercise such purchase option if the sale of securities by Oeri involves an open market sale of less than 200,000 shares of common stock.

               (2) If the Corporation or the Stockholders do not elect, within the prescribed time periods, to purchase the Securities covered by the Bona Fide Offer (or such Stockholder notice to sell securities in the public markets), Oeri shall have the right to accept the Bona Fide Offer and to sell such stock, but only in strict accordance with all of the provisions of the Bona Fide Offer and only if the sale is fully consummated within ninety (90) days after the mailing of the Notice.




                               Page 22 of 28 Pages

         4. TERMINATION. This Agreement shall terminate upon the written agreement of all the Stockholders to that effect, or upon Oeri providing written notice to the Shareholders that it no longer owns Five percent (5%) or more of any Securities issued by the Corporation.

         5. SPECIFIC PERFORMANCE. The parties hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of failure to perform any of the obligations under this Agreement. Therefore, if any party hereto shall institute any action or proceeding to enforce the provisions hereof, the defendant or defendants against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has an adequate remedy at law and such person shall not urge in any action or proceeding the claim or defense that such remedy at law exists.

         6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The warranties, representations, covenants and agreements set forth herein shall be continuous and shall survive the termination of this Agreement or any part hereof.

         7. ENTIRE AGREEMENT. This Agreement, together with the Purchase Agreement and the Irrevocable Proxy attached hereto, contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby, and such agreements supersede in all respects all written or oral understandings and agreements heretofore existing between the parties hereto.

         8. AMENDMENT AND WAIVER. This Agreement may not be modified or amended except by an instrument in writing duly executed by the parties hereto. No waiver or compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent.

         9. NOTICES. Notices and requests required or permitted hereunder shall be deemed to be delivered hereunder if mailed with postage prepaid or delivered, in writing as follows:

                                    Felix A. Oeri
                                    Oeri Finance Inc.
                                    Peter Merian-Strasse 50
                                    CH-4002 Basel, Switzerland

                                    Christopher L. Jarratt
                                    Third Capital Partners, LLC





                               Page 23 of 28 Pages

                                    314 Church Street
                                    Nashville, TN 37201

                                    Elliot L. Bier
                                    3421643 Canada Inc.
                                    c/o Adessky Poulin
                                    Place Canada Trust, 18th Floor
                                    999 de Maisonneuve Blvd. W.
                                    Montreal, Quebec H3A 3L4

         10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

         11. CAPTIONS. Captions used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

         12. EXECUTION OF DOCUMENTS. At any time and from time to time, the parties hereto shall execute such documents as are necessary to effect this Agreement.

         13. REMEDIES.

           a. EXPENSES. Each of the parties to this Agreement shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel, certified public accountants and other experts.

           b. ASSIGNABILITY. This Agreement shall not be assignable by any of the parties to this Agreement without the prior written consent of all other parties to this Agreement.

           c. GOVERNING LAW. This Agreement has been negotiated and prepared and shall be performed in the State of Tennessee, and the validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of Tennessee (except that if any choice of law provision under Tennessee law would result in the application of the law of a state or jurisdiction other than the State of Tennessee, such provision shall not apply).

           d. SEVERABILITY OF PROVISIONS. The invalidity of unenforceability of any particular provision hereof shall not affect the remaining provisions of this





                               Page 24 of 28 Pages

Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

           e. SUCCESSORS AND ASSIGNS. The rights and obligations of the parties hereunder shall inure to the benefit of, and be binding and enforceable upon the respective (heirs - if personal), successors, assigns and transferees of either party.

           f. RELIANCE. All representations and warranties contained herein, or any certificate or other instrument delivered in connection herewith, shall be deemed to have been relied upon by the parties hereto, notwithstanding any independent investigation made by or on behalf of such parties.

           g. TIME. Time is of the essence in this Agreement.

           h. EXHIBITS. The Exhibits to this Agreement are incorporated by reference herein and are made a part hereof as if they were fully set forth herein.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WITNESSES:

/s/ Max Husmann
--------------------------                     OERI FINANCE INC.
Print Name: Max Husmann
           ---------------
                                               By: /s/ Felix A. Oeri
/s/ James G. Lewis                                ----------------------------
--------------------------                         Felix A. Oeri
Print Name: James G. Lewis                         Authorized Representative
            --------------

/s/ Max Husmann                                /s/ Felix A. Oeri
--------------------------                    --------------------------------
Print Name: Max Husmann                        FELIX A. OERI
           ---------------

/s/ James G. Lewis
--------------------------
Print Name: James G. Lewis                     3421643 CANADA INC.
           ---------------
                                               By: /s/ Elliot L. Bier
/s/ Max Husmann                                   ----------------------------
--------------------------                        Elliot L. Bier
Print Name: Max Husmann                           Authorized Representative
            ---------------

/s/ James G. Lewis
--------------------------
Print Name: James G. Lewis
           ---------------





                               Page 25 of 28 Pages

/s/ A.R. Laubenstein
----------------------------                     THIRD CAPITAL PARTNERS, LLC
Print Name: A.R. Laubenstein
            ----------------

                                                 By: /s/ Christopher L. Jarratt
/s/ Viola Collins                                   ---------------------------
----------------------------                         Christopher L. Jarratt
Print Name: Viola Collins                            Chief Manager
            ----------------





Attachments
-----------

Exhibit A         Irrevocable Proxy







                               Page 26 of 28 Pages

                                    EXHIBIT A
                                    ---------

                                IRREVOCABLE PROXY
                                -----------------

I, Felix A. Oeri, in my individual capacity and as authorized representative of Oeri Finance, Inc. (collectively "Oeri"), being the holder of 2,420,419 shares of the common stock of J. B. Oxford Holdings, Inc., a Utah corporation (the "Corporation"), do hereby appoint, coupled with an interest, Christopher L. Jarratt to be the true and lawful proxy for Oeri, with full power of substitution and revocation, for a period commencing on May 27, 1998 and ending on the date which is the earlier of: (i) the date on which Oeri no longer owns any common stock of said Corporation, or (ii) the latest date for which an irrevocable proxy can be outstanding under applicable law, to vote as Oeri's proxy all shares in the Corporation owned by Felix A. Oeri or Oeri Finance, Inc., at any and all meetings, regular or special, of the stockholders of said corporation or any adjournments thereof which may be held during the stated period or any action by written consent of shareholders in lieu of meeting, giving and granting as Oeri's proxy all the power to the same extent and with the same effect as Oeri would possess if personally present at any meeting, said individuals being authorized to vote in their sole discretion to elect the Board of Directors of the corporation, for or against the disposition of all assets belonging to the Corporation, for or against the liquidation of the Corporation and for or against any and all other matters to come to the attention to the shareholders at any meeting or at any continuation thereof.

Witnesses to all Parties:                      OERI FINANCE INC.

/s/ Max Husmann
--------------------------                     By: /s/ Felix A. Oeri
Print Name: Max Husmann                          ---------------------------
           ---------------                        Felix A. Oeri
                                                  Authorized Representative
/s/ James G. Lewis
--------------------------
Print Name: James G. Lewis                     /s/ Felix A. Oeri
           ---------------                     -----------------------------
                                               FELIX A. OERI







                               Page 27 of 28 Pages